October 23, 2012	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$0.51 Per Diluted Common Share

Preliminary Financial Results for the Third Quarter and First Nine Months of 2012:

•
Capital:  The capital position of the Company continues to be strong after the InterBank FDIC-assisted acquisition, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of September 30, 2012, the Company’s Tier 1 leverage ratio was 9.0%, Tier 1 risk-based capital ratio was 14.8%, and total risk-based capital ratio was 16.0%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $207 million from December 31, 2011, mainly due to the loans acquired in the InterBank FDIC-assisted acquisition completed in April 2012.  Decreases in the FDIC-covered loan portfolios acquired in 2009 and 2011 totaled $102 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $40 million from December 31, 2011, to September 30, 2012, primarily in the areas of multi-family residential mortgage loans, commercial business loans and consumer loans, partially offset by decreases in construction and land development loans.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $121.0 million at September 30, 2012, down $9.0 million from June 30, 2012, and down $7.7 million from December 31, 2011. Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2012, were $76.9 million, an increase of $3.4 million from $73.5 million at June 30, 2012, and an increase of $2.5 million from $74.4 million at December 31, 2011.  Non-performing assets were 1.89% of total assets at September 30, 2012, compared to 1.74% at June 30, 2012.

•
Net Interest Income: Net interest income for the third quarter of 2012 increased $1.7 million to $43.3 million compared to $41.6 million for the third quarter of 2011. Net interest margin was 4.75% for the quarter ended September 30, 2012, compared to 5.37% for the third quarter in 2011 and 4.36% for the quarter ended June 30, 2012.  These changes were primarily the result of a reduction in the additional yield accretion on acquired loans due to improvements in expected cash flows in the third quarter of 2012 when compared to the third quarter of 2011, but an increase when compared to the second quarter of 2012. Net interest income was also impacted by lower average yields on loans and investments in the third quarter of 2012, partially offset by lower rates on deposits. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 109 basis points for the quarter ended September 30, 2012, 184 basis points for the quarter ended September 30, 2011, and 86 basis points for the quarter ended June 30, 2012.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended September 30, 2012, were $0.51 per diluted common share ($7.0 million available to common shareholders) compared to $0.33 per diluted common share ($4.4 million available to common shareholders) for the quarter ended September 30, 2011.

Preliminary earnings for the nine months ended September 30, 2012, were $2.62 per diluted common share ($35.8 million available to common shareholders) compared to $1.08 per diluted common share ($14.6 million available to common shareholders) for the nine months ended September 30, 2011.

For the quarter ended September 30, 2012, annualized return on average equity was 9.42%; annualized return on average assets was 0.70%; and net interest margin was 4.75% compared to 9.78%, 0.76% and 5.37%, respectively, for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, annualized return on average equity was 16.74%; annualized return on average assets was 1.21%; and net interest margin was 4.47% compared to 9.35%, 0.71% and 5.21%, respectively, for the nine months ended September 30, 2011.  The increase in annualized return on average equity was primarily attributable to the preliminary, one-time gain on the InterBank FDIC-assisted transaction recorded during the 2012 period.

President and CEO Joseph W. Turner commented, “We are pleased overall with the Company’s third quarter performance. Operationally, we successfully completed the systems conversion of InterBank, the Minnesota-based institution we acquired in an FDIC-assisted transaction in April 2012. Now, all Great Southern customers can bank at any of our 107 banking centers in our six-state franchise.

“We’ve seen signs of improvement in loan demand in some of our markets in a highly competitive landscape and challenging operating environment. Total gross loans, including FDIC-covered loans, increased by $207 million since the end of 2011, mainly due to the InterBank transaction and some organic growth. Excluding covered loans and mortgages held for sale, total loans increased $40 million from December 31, 2011, with loan balances increasing in the areas of multi-family residential mortgage loans, commercial business loans and consumer loans and decreasing in the areas of construction and land development loans.

“The resolution of nonperforming assets continues to be a priority. Overall, nonperforming assets and potential problem loans (excluding FDIC covered assets) have decreased by $7.7 million from the end of 2011 and decreased by $9.0 million from the end of the second quarter 2012.  Since the quarter ended June 30, 2012, nonperforming loans increased $2.7 million, foreclosed assets increased $641,000 and potential problem loans decreased $12.3 million. We’re pleased that potential problem loans have gone down; however, we do expect non-performing assets, potential problem loans, loan loss provisions and net charge-offs to continue to remain at somewhat elevated levels and to potentially fluctuate from period to period.”

Turner continued, “Since the end of 2011, total deposits increased by approximately $287 million primarily due to the InterBank transaction and attracting new checking deposit customers throughout the Company’s six-state footprint. Our deposit mix continues to trend towards lower-cost transaction accounts and the cost of deposits continues to decrease.  At the end of the third quarter, the average cost of deposits was 0.69% as compared to 1.10% at September 30, 2011.

“Excluding the impact of the additional yield accretion related to the FDIC-covered loan pools, our net interest margin increased 13 basis points when compared to the year-ago quarter. The cost of deposits continues to gradually decline, which is helping offset decreases in yields on loans and investments.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net interest income	$43,255	$41,640	$120,504	$121,293
Provision for loan losses	8,400	8,500	36,077	25,131
Non-interest income	3,880	(1,207)	50,300	(5,137)
Non-interest expense	30,851	23,017	87,727	66,763
Provision for income taxes	780	2,463	10,743	6,024
Net income	$7,104	$6,453	$36,257	$18,238

Net income available to common shareholders	$6.954	$4,443	$35,817	$14,600
Earnings per diluted common share	$0.51	$0.33	$2.62	$1.08

NET INTEREST INCOME

Net interest income for the third quarter of 2012 increased $1.7 million to $43.3 million compared to $41.6 million for the third quarter of 2011. Net interest margin was 4.75% in the third quarter of 2012, compared to 5.37% in the same period of 2011, a decrease of 62 basis points. Net interest income for the nine months ended September 30, 2012, decreased $789,000 to $120.5 million compared to $121.3 million for the same period of 2011. Net interest margin was 4.47% in the nine months ended September 30, 2012, compared to 5.21% in the same period of 2011, a decrease of 74 basis points. The average interest rate spread was 4.69% and 4.39% for the three and nine months ended September 30, 2012, compared to 5.22% and 5.09% for the three and nine months ended September 30, 2011. For the quarter ended September 30, 2012, the average interest rate spread increased 40 basis points compared to the average interest rate spread of 4.29% in the quarter ended June 30, 2012.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009 and 2011 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For the loan pools acquired in 2012, the Company’s estimates of the cash flows expected to be collected did not materially change.  For the loan pools acquired in 2011, this cash flows estimate has increased.  For the loan pools acquired in 2009, this cash flows estimate has increased each quarter, beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$9,956	109 bps	$24,136	90 bps
Non-interest income	(8,169)		(19,319)
Net impact to pre-tax income	$1,787		$4,817

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $12.8 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(11.0) million. Of the remaining adjustments, we expect to recognize $3.5 million of interest income and $(2.9) million of non-interest income (expense) in the remainder of 2012.  Additional adjustments may be recorded in future periods from the 2009, 2011 and 2012 FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 13 basis points when compared to the year-ago quarter.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were offset by the positive effects of the lower deposit costs.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2011 and 2012, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.  Retail certificates of deposit increased over the year-ago quarter because of the deposits assumed in the Sun Security Bank and InterBank FDIC-assisted acquisitions.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2012, non-interest income increased $5.1 million when compared to the quarter ended September 30, 2011, primarily as a result of the following items:

•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank and Sun Security Bank FDIC-covered loan portfolios, $8.2 million of amortization (expense) was recorded in the quarter ended September 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.  This amortization (expense) amount was down $4.5 million from the $12.7 million that was recorded in the quarter ended September 30, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  In addition, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank, which was completed in April 2012.

•
Gains on sales of single-family loans: An increase of $661,000 in gains was recorded as originations (primarily refinancings) of fixed-rate loans increased due to lower fixed rates and were then sold in the secondary market during the third quarter of 2012 compared to the same period in 2011.

•
Interest rate swap income:  The Bank recorded $303,000 in income for interest rate swap agreements entered into during the period.  The Bank entered into these interest rate swaps with customers and third parties on certain loans originated during the third quarter of 2012 to effectively convert fixed rate loans into variable rate instruments.

For the nine months ended September 30, 2012, non-interest income increased $55.4 million when compared to the nine months ended September 30, 2011, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: The Bank recognized a preliminary one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax) during the quarter ended June 30, 2012.
•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank and Sun Security Bank FDIC-covered loan portfolios, $19.3 million of amortization (expense) was recorded in the nine-month period ended September 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. This amortization (expense) amount was down $16.2 million from the $35.5 million that was recorded in the period ended September 30, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  In addition, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank which was completed in April 2012.

•
Gains on sales of single-family loans: An increase of $1.3 million in gains was recorded as originations (primarily refinancings) of fixed-rate loans increased due to lower fixed rates and were then sold in the secondary market during the first nine months of 2012 compared to the same period in 2011.

•	Tax credits: The Bank sold or utilized several state tax credits during the nine months ended September 30, 2012, which resulted in a gain of $1.0 million.
•
Interest rate swap income:  The Bank recorded $793,000 in income for interest rate swap agreements entered into during the period.  The Bank entered into these interest rate swaps with customers and third parties on certain loans originated during the first nine months of 2012 to effectively convert fixed rate loans into variable rate instruments.

•
Securities gains and impairments:  During the nine months ended September 30, 2012, the Company recognized a net gain on sale of available-for-sale securities of $1.8 million, an increase of $1.7 million from the net gain $83,000 recognized for the nine months ended September 30, 2011.  Certain securities were sold during the quarter ended June 30, 2012, and a gain of $1.3 million was realized.

That gain was partially offset by an impairment charge of $262,000 on a non-agency collateralized mortgage obligation.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2012, non-interest expense increased $7.8 million to $30.9 million, when compared to the quarter ended September 30, 2011.  The increase was primarily due to the following items:

•
Amortization of tax credits:  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended September 30, 2012, tax credits used to reduce the Company’s tax expense totaled $1.6 million, up $1.4 million from $200,000 for the quarter ended September 30, 2011.  These tax credits resulted in corresponding amortization expense of $1.2 million during the quarter ended September 30, 2012, up $848,000 from $352,000 for the quarter ended September 30, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Foreclosure-related expenses:  Expenses on foreclosed assets increased $1.7 million for the quarter ended September 30, 2012, when compared to the quarter ended September 30, 2011, due primarily to an increase in the loss on sale of real estate of $1.8 million, which includes an increase in write-downs on ORE of $696,000.  Expenses on foreclosed properties increased $455,000 due to higher levels of foreclosed properties held.  This amount was partially offset by an increase in the accretion of the discount on foreclosed assets acquired through the 2009, 2011 and 2012 FDIC-assisted acquisitions of $574,000.

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $1.8 million for the quarter ended September 30, 2012, when compared to the quarter ended September 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011.

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $1.7 million for the quarter ended September 30, 2012, when compared to the quarter ended September 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  Of this amount, $970,000 related to non-recurring acquisition-related expenses incurred during the quarter, primarily related to salaries and benefits ($221,000) and computer license and support ($491,000).

•
New banking centers:  Continued internal growth of the Company since the quarter ended September 30, 2011, caused an increase in non-interest expense during the quarter ended September 30, 2012.  The Company opened two retail banking centers in the St. Louis, Mo., market area – one in O’Fallon, Mo., in February 2012 and one in Affton, Mo., in December 2011. The operation of these two new locations increased non-interest expense for the quarter ended September 30, 2012, by $147,000 over the same period in 2011.

For the nine months ended September 30, 2012, non-interest expense increased $21.0 million to $87.7 million, when compared to the nine months ended September 30, 2011.  The increase was primarily due to the following items:

•
Amortization of tax credits:  During the nine months ended September 30, 2012, tax credits used to reduce the Company’s tax expense totaled $4.8 million, up $3.6 million from $1.2 million for the nine months ended September 30, 2011.  These tax credits resulted in corresponding amortization expense of $3.8 million during the nine months ended September 30, 2012, up $1.5 million from $2.3 million for the nine months ended September 30, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Foreclosure-related expenses:  Expenses on foreclosed assets increased $2.3 million for the nine months ended September 30, 2012, when compared to the nine months ended September 30, 2011, due primarily to an increase in the loss on sale of real estate of $2.0 million, which includes an increase in write-downs on ORE of $1.6 million. Expenses on foreclosed properties increased $701,000 due to higher levels of foreclosed properties held. These amounts were partially offset by an increase in the accretion of the discount on foreclosed assets acquired through the 2009, 2011 and 2012 FDIC-assisted acquisitions of $1.4 million.
•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $5.8 million for the nine months ended September 30, 2012, when compared to the nine months ended September 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011. Of this amount, $497,000 related to non-recurring acquisition-related costs incurred during the first quarter of 2012, primarily salaries ($127,000) and occupancy and equipment expenses ($215,000).

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $3.9 million for the nine months ended September 30, 2012, when compared to the nine months ended September 30, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  Of this amount, $2.5 million related to non-recurring acquisition-related expenses incurred during the second and third quarters of 2012, primarily related to salaries and benefits ($710,000), computer license and support ($627,000) and legal and other professional fees ($442,000).

•
New banking centers:  Continued internal growth of the Company since the nine months ended September 30, 2011, caused an increase in non-interest expense during the nine months ended September 30, 2012.  The Company opened two retail banking centers in the St. Louis, Mo., market area – one in O’Fallon, Mo., in February 2012 and one in Affton, Mo., in December 2011. The operation of these two new locations increased non-interest expense for the nine months ended September 30, 2012, by $493,000 over the same period in 2011.

The Company’s efficiency ratio for the quarter ended September 30, 2012, was 65.45% compared to 56.93% for the same quarter in 2011.  The efficiency ratio for the nine months ended September 30, 2012, was 51.36% compared to 57.48% for the same period in 2011.  The increase in the ratio in the 2012 three-month period was primarily due to the increases in non-interest expense described above. The decrease in the ratio in the 2012 nine-month period was primarily due to the gain recognized on the FDIC-assisted acquisition, partially offset by increases in non-interest expense described above. The Company’s ratio of non-interest expense to average assets increased from 2.70% and 2.58% for the three and nine months ended September 30, 2011, respectively, to 3.04% and 2.92% for the three and nine months ended September 30, 2012. The increase in the current period ratios was due to higher expenses in the 2012 period, as described above.  Average assets for the quarter ended September 30, 2012 increased $645 million, or 18.9%, from the quarter ended September 30, 2011.  Average assets for the nine months ended September 30, 2012, increased $564 million, or 16.4%, from the nine months ended September 30, 2011.

INCOME TAXES

For the three and nine months ended September 30, 2012, the Company’s effective tax rates were 9.9% and 22.9%, respectively, which were lower than the base corporate tax rate, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The Company’s tax rate, however, was higher than in recent periods in the nine months ended September 30, 2012, due to the significant gain recognized on the FDIC-assisted transaction completed in the quarter ended June 30, 2012. In future periods, the Company expects its effective tax rate will be approximately 10%-18% if it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans.

CAPITAL

As of September 30, 2012, total stockholders’ equity was $361.8 million (8.9% of total assets). As of September 30, 2012, common stockholders’ equity was $303.9 million (7.5% of total assets), equivalent to a book value of $22.36 per common share. Total stockholders’ equity at December 31, 2011, was $324.6 million (8.6% of total assets). As of December 31, 2011, common stockholders’ equity was $266.6 million (7.0% of total assets), equivalent to a book value of $19.78 per common share.

At September 30, 2012, the Company’s tangible common equity to total assets ratio was 7.3%, compared to 6.9% at December 31, 2011. The tangible common equity to total risk-weighted assets ratio was 12.0% at September 30, 2012, compared to 11.5% at December 31, 2011.

As of September 30, 2012, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of September 30, 2012, the Company’s Tier 1 leverage ratio was 9.0%, Tier 1 risk-based capital ratio was 14.8%, and total risk-based capital ratio was 16.0%. On September 30, 2012, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.5%, Tier 1 risk-based capital ratio was 13.9%, and total risk-based capital ratio was 15.2%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the third quarter of 2012 was 1.0% and the Company currently expects the dividend rate for the fourth quarter of 2012 to be approximately 1.2%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended September 30, 2012, decreased $100,000 to $8.4 million when compared with the quarter ended September 30, 2011.  The provision for loan losses for the nine months ended September 30, 2012, increased $11.0 million to $36.1 million when compared with the nine months ended September 30, 2011.  At September 30, 2012, the allowance for loan losses was $40.3 million, a decrease of $925,000 from December 31, 2011.  Net charge-offs were $8.8 million and $8.5 million for the quarters ended September 30, 2012 and 2011, respectively.  Net charge-offs were $37.0 million and $26.2 million for the nine months ended September 30, 2012, and 2011, respectively.  One relationship makes up $5.5 million of the net charge-off total for the three months ended September 30, 2012. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.22%, 2.33% and 2.33% at September 30, 2012, December 31, 2011, and September 30, 2011, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at this time, based on recent internal and external reviews of the Company’s loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which substantially cover principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the TeamBank, Vantus Bank and Sun Security Bank FDIC-covered loan pools has been better than original expectations as of the acquisition dates. Because of the recent acquisition date for the InterBank FDIC-covered loan pools, original performance expectations have not materially changed.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2012, were $76.9 million, an increase of $2.5 million from $74.4 million at December 31, 2011, and an increase of $3.4 million from June 30, 2012. Non-performing assets as a percentage of total assets were 1.89% at September 30, 2012, compared to 1.96% at December 31, 2011.

Compared to June 30, 2012, non-performing loans increased $2.7 million to $25.4 million and foreclosed assets increased $641,000 to $51.5 million.  Construction and land development loans comprised $7.7 million, or 30.2%, of the total $25.4 million of non-performing loans at September 30, 2012.  Non-performing commercial real estate loans increased $1.2 million in the three months ended September 30, 2012, and were $2.8 million, or 11.1%, of the total non-performing loans at September 30, 2012.

Compared to June 30, 2012, potential problem loans decreased $12.3 million, or 21.8%. This decrease was due to the removal of $11.9 million of loans from potential problem loans, $7.1 million in charge-offs, $7.1 million in loans transferred to non-performing loans, and $3.5 million in loans transferred to foreclosed assets, partially offset by $17.9 million of new loans added to potential problem loans.

Activity in the non-performing loans category during the quarter ended September 30, 2012, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$--	$--	$--	$--	$--	$--	$--	$--
Subdivision construction	1,500	--	(196)	--	(275)	(4)	(255)	770
Land development	4,205	4,708	--	--	(1,100)	(563)	(363)	6,887
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	6,151	1,172	(254)	--	(596)	(257)	(81)	6,135
Other residential	2,950	--	--	--	--	--	--	2,950
Commercial real estate	1,642	2,465	--	--	(700)	(528)	(54)	2,825
Other commercial	5,022	--	--	--	--	(221)	(287)	4,514
Consumer	1,169	551	(49)	--	(75)	(142)	(184)	1,270

Total	$22,639	$8,896	$(499)	$--	$(2,746)	$(1,715)	$(1,224)	$25,351

At September 30, 2012, the land development category included nine loans, of which five were added during the quarter. The largest relationship in this category, which was added during the current quarter, was $2.9 million, or 42.0% of the total category, and was collateralized by land located in the Rogers, Ark., area.  The one- to four-family residential category included 35 loans, nine of which were added during the quarter. The commercial real estate category included six loans, four of which were added during the quarter. The largest relationship in this category, which was added during the quarter, was $1.6 million, or 55.2% of the total category, and was collateralized by an office building located in the Branson, Mo., area.  The other commercial category included seven loans, none of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended September 30, 2012, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$687	$—	$—	$—	$—	$—	$(75)	$612
Subdivision construction	2,309	191	(728)	—	—	—	(374)	1,398
Land development	15,096	20	(3,450)	(3,860)	(804)	(6,202)	—	800
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	7,548	2,408	(2,551)	(1,054)	(177)	(117)	(93)	5,964
Other residential	9,893	3,741	(4,000)	(638)	(2,511)	—	(4)	6,481
Commercial real estate	18,781	11,031	(531)	(1,559)	—	—	(23)	27,699
Other commercial	1,857	473	(604)	—	—	(800)	(3)	923
Consumer	313	15	—	(6)	(2)	(3)	(20)	297

Total	$56,484	$17,879	$(11,864)	$(7,117)	$(3,494)	$(7,122)	$(592)	$44,174

At September 30, 2012, the commercial real estate category of potential problem loans included 22 loans.  The largest three relationships in this category, one of which was added during the quarter, had balances of $5.0 million, $4.4 million and $3.9 million, respectively, or 47.9% of the total category. The relationship added during the current quarter was collateralized by property located in St. Louis, Mo. Both of the other relationships were collateralized by properties located in southwest Missouri.  The one- to four-family residential category included 51 loans, 12 of which were added during the current quarter. The largest relationship in this category, which was added during the quarter ended December 31, 2011, and included 14 loans, totaled $1.0 million, or 17.3% of the total category, and was collateralized by over 30 separate properties located in southwest Missouri.   Another relationship in this category, which was added during the current quarter, included three loans, totaling $983,000, or 16.5% of the total category, and was collateralized by multiple properties located in Springfield, Mo. The other residential category included four loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during the current quarter, totaled $3.7 million, or 57.7% of the total category, and was collateralized by apartments located in the St. Louis area.  The subdivision construction category included six loans, one of which was added during the current quarter. The largest relationship in this category, which was added during a previous quarter, had a balance of $437,000, or 31.2% of the total category, and was collateralized by lots in the Joplin, Mo., area.

Activity in foreclosed assets, excluding $22.5 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended September 30, 2012, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$900	$—	$(503)	$134	$—	$531
Subdivision construction	20,708	227	(3,068)	—	—	17,867
Land development	13,181	48	(164)	45	—	13,110
Commercial construction	3,779	2,732	—	—	—	6,511
One- to four-family residential	2,015	841	(1,021)	—	(100)	1,735
Other residential	6,973	1,683	(72)	—	—	8,584
Commercial real estate	2,712	700	(85)	—	(694)	2,633
Commercial business	175	—	—	—	—	175
Consumer	431	237	(299)	—	—	369

Total	$50,874	$6,468	$(5,212)	$179	$(794)	$51,515

At September 30, 2012, the subdivision construction category of foreclosed assets included 48 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.6 million, or

19.9% of the total category.  Of the total dollar amount in the subdivision construction category, 18.3% and 15.4% is located in Springfield, Mo., and Branson, Mo., respectively. The land development category of foreclosed assets included 20 properties, the largest of which had a balance of $2.8 million, or 21.6% of the total category.  Of the total dollar amount in the land development category, 45.2% and 37.3% was located in the Branson, Mo., area and in northwest Arkansas, respectively, including the largest property previously mentioned.

BUSINESS INITIATIVES

The Company completed the final operational milestones pertaining to the FDIC-assisted acquisition of InterBank. Integration of the InterBank operating system into Great Southern’s operating system was completed at the close of business on August 10, 2012. The system conversion allows all customers to conveniently conduct their banking business at all 107 banking centers in the Great Southern franchise.

In October, a new banking center at 600 W. Republic in Springfield, Mo., was opened, which replaced a leased facility at 3961 S. Campbell.  A new banking center in Greenfield, Mo., is expected to open in November 2012.  The full-service banking center replaces a previously razed drive-thru facility on the same lot. At the same time as the opening of the new facility, a leased banking center in downtown Greenfield will be closed.  The Company expects to expand its presence in the Omaha, Neb., market. In mid-October the Company purchased a lot in a commercial district in Omaha, Neb.  A full-service banking center will be constructed with expectations of a second quarter 2013 opening. A commercial lending team will be housed in this facility.  The Company currently operates two banking centers in the Omaha metropolitan area – one in Bellevue and one in Fort Calhoun.

Text banking is expected to be launched for customers in November 2012 providing another channel to access account information. Tablet computer applications and remote check deposit for smartphones are under development and are expected to be available at the beginning of 2013.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended September 30, 2012, was $30.91. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. The Company operates 107 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving InterBank and Sun Security Bank, might not be realized within the anticipated time frames or at all, the possibility that the amount of the gain the Company ultimately recognizes from the InterBank transaction will be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2012, and 2011, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	September 30,	December 31,
	2012	2011
Selected Financial Condition Data:	(In thousands)

Total assets	$4,056,557	$3,790,012
Loans receivable, gross	2,372,817	2,165,393
Allowance for loan losses	40,307	41,232
Foreclosed assets, net	74,045	67,621
Available-for-sale securities, at fair value	787,118	875,411
Deposits	3,250,864	2,963,539
Total borrowings	408,851	485,853
Total stockholders’ equity	361,833	324,587
Common stockholders’ equity	303,890	266,644
Non-performing assets (excluding FDIC-covered assets)	76,866	74,369

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$50,159	$49,965	$143,058	$148,149	$48,221
Interest expense	6,904	8,325	22,554	26,856	7,744
Net interest income	43,255	41,640	120,504	121,293	40,477
Provision for loan losses	8,400	8,500	36,077	25,131	17,600
Non-interest income	3,880	(1,207)	50,300	(5,137)	37,953
Non-interest expense	30,851	23,017	87,727	66,763	30,066
Provision for income taxes	780	2,463	10,743	6,024	9,108
Net income	$7,104	$6,453	$36,257	$18,238	$21,656
Net income available-to-common shareholders	$6,954	$4,443	$35,817	$14,600	$21,512

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.51	$0.33	$2.62	$1.08	$1.58
Book value	$22.36	$19.03	$22.36	$19.03	$21.83

Earnings Performance Ratios:
Annualized return on average assets	0.70%	0.76%	1.21%	0.71%	2.10%
Annualized return on average stockholders’ equity	9.42%	9.78%	16.74%	9.35%	29.76%
Net interest margin	4.75%	5.37%	4.47%	5.21%	4.36%
Average interest rate spread	4.69%	5.22%	4.39%	5.09%	4.29%
Efficiency ratio	65.45%	56.93%	51.36%	57.48%	38.33%
Non-interest expense to average total assets	3.04%	2.70%	2.92%	2.58%	2.92%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.22%	2.33%	2.22%	2.33%	2.31%
Non-performing assets to period-end assets	1.89%	2.39%	1.89%	2.39%	1.74%
Non-performing loans to period-end loans	1.05%	1.48%	1.05%	1.48%	0.95%
Annualized net charge-offs to average loans	1.94%	1.98%	2.72%	2.09%	4.05%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2012	December 31, 2011	June 30, 2012
Assets

Cash	$89,345	$87,911	$89,435
Interest-bearing deposits in other financial institutions	395,502	248,569	535,028
Federal funds sold	337	43,769	337
Cash and cash equivalents	485,184	380,249	624,800

Available-for-sale securities	787,118	875,411	819,191
Held-to-maturity securities	920	1,865	920
Mortgage loans held for sale	35,093	28,920	28,176
Loans receivable (1), net of allowance for loan losses of $40,307 – September 2012; $40,722 – June 2012; $41,232 – December 31, 2011	2,332,510	2,124,161	2,308,676
FDIC indemnification asset	130,939	108,004	148,618
Interest receivable	13,183	13,848	13,944
Prepaid expenses and other assets	79,636	85,175	78,358
Foreclosed assets held for sale (2), net	74,045	67,621	79,141
Premises and equipment, net	100,861	84,192	95,510
Goodwill and other intangible assets	7,002	6,929	7,318
Federal Home Loan Bank stock	10,066	12,088	11,077
Current and deferred income taxes	—	1,549	—
Total Assets	$4,056,557	$3,790,012	$4,215,729

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,250,864	$2,963,539	$3,392,957
Federal Home Loan Bank advances	126,296	184,437	146,673
Securities sold under reverse repurchase agreements with customers	198,052	216,737	206,010
Structured repurchase agreements	53,052	53,090	53,065
Short-term borrowings	522	660	522
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,609	2,277	2,004
Advances from borrowers for taxes and insurance	5,000	1,572	2,970
Accounts payable and accrued expenses	15,756	12,184	17,358
Current and deferred income taxes	12,644	—	10,420
Total Liabilities	3,694,724	3,465,425	3,862,908

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2012 and 2011 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2012 – 13,589,580 shares, June 2012 – 13,506,400 shares, December 2011 – 13,479,856 shares	136	134	134
Additional paid-in capital	18,259	17,183	17,524
Retained earnings	266,831	236,914	261,257
Accumulated other comprehensive gain	18,664	12,413	15,963
Total Stockholders’ Equity	361,833	324,587	352,821

Total Liabilities and Stockholders’ Equity	$4,056,557	$3,790,012	$4,215,729

(1)
At September 30, 2012, June 30, 2012 and December 31, 2011, includes loans, net of discounts, totaling $564.8 million, $586.3 million and $396.5 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At September 30, 2012, June 30, 2012 and December 31, 2011, includes foreclosed assets, net of discounts, totaling $22.5 million, $28.3 million and $20.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Nine months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Interest Income
Loans	$44,606	$43,286	$124,572	$127,613	$42,068
Investment securities and other	5,553	6,679	18,486	20,536	6,153
	50,159	49,965	143,058	148,149	48,221
Interest Expense
Deposits	5,092	6,120	16,663	20,267	5,786
Federal Home Loan Bank advances	1,023	1,319	3,430	3,920	1,132
Short-term borrowings and repurchase agreements	634	746	1,993	2,249	672
Subordinated debentures issued to capital trust	155	140	468	420	154
	6,904	8,325	22,554	26,856	7,744

Net Interest Income	43,255	41,640	120,504	121,293	40,477
Provision for Loan Losses	8,400	8,500	36,077	25,131	17,600
Net Interest Income After Provision for Loan Losses	34,855	33,140	84,427	96,162	22,877

Noninterest Income
Commissions	1,998	2,003	6,955	6,926	2,331
Service charges and ATM fees	4,900	4,734	14,272	13,270	4,881
Net gains on loan sales	1,404	743	3,650	2,352	1,097
Net realized gains (losses) on sales and impairments of available-for-sale securities	507	483	1,787	83	1,251
Late charges and fees on loans	195	187	605	471	238
Initial gain recognized on business acquisition	—	—	31,312	—	31,312
Accretion (amortization) of income related to business acquisitions	(5,959)	(9,911)	(12,147)	(29,960)	(4,440)
Other income	835	554	3,866	1,721	1,283
	3,880	(1,207)	50,300	(5,137)	37,953

Noninterest Expense
Salaries and employee benefits	14,244	11,760	42,823	35,042	14,700
Net occupancy expense	5,798	3,977	15,994	11,306	5,237
Postage	863	719	2,531	2,285	840
Insurance	1,168	1,589	3,398	4,534	1,107
Advertising	483	366	1,320	1,049	468
Office supplies and printing	350	288	1,103	920	355
Telephone	734	640	2,241	1,778	740
Legal, audit and other professional fees	953	983	3,390	2,468	1,568
Expense on foreclosed assets	2,536	848	4,203	1,903	1,228
Other operating expenses	3,722	1,847	10,724	5,478	3,823
	30,851	23,017	87,727	66,763	30,066

Income Before Income Taxes	7,884	8,916	47,000	24,262	30,764
Provision for Income Taxes	780	2,463	10,743	6,024	9,108
Net Income	7,104	6,453	36,257	18,238	21,656
Preferred Stock Dividends and Discount Accretion	150	798	440	2,426	144
Non-cash deemed preferred stock dividend	—	1,212	—	1,212	—

Net Income Available to Common Shareholders	$6,954	$4,443	$35,817	$14,600	$21,512

Earnings Per Common Share
Basic	$0.51	$0.33	$2.65	$1.08	$1.59
Diluted	$0.51	$0.33	$2.62	$1.08	$1.58

Dividends Declared Per Common Share	$0.18	$0.18	$0.54	$0.54	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $814,000 and $555,000 for the three months ended September 30, 2012, and 2011, respectively.  Fees included in interest income were $2.3 million and $1.6 million for the nine months ended September 30, 2012, and 2011, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	September 30, 2012(1)	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.11%	$494,883	$7,656	6.15%	$305,348	$5,684	7.39%
Other residential	4.98	328,510	4,582	5.55	257,646	3,997	6.15
Commercial real estate	5.32	774,541	13,086	6.72	698,642	14,857	8.44
Construction	5.15	196,038	5,673	11.51	255,787	7,587	11.77
Commercial business	5.38	230,955	6,901	11.89	196,578	5,878	11.86
Other loans	6.37	269,508	5,939	8.77	208,882	4,272	8.11
Industrial revenue bonds	5.88	50,941	769	6.01	68,156	1,011	5.89

Total loans receivable	5.56	2,345,376	44,606	7.57	1,991,039	43,286	8.63

Investment securities	3.02	815,972	5,366	2.62	828,484	6,595	3.16
Other interest-earning assets	0.14	458,747	187	0.16	257,107	84	0.13

Total interest-earning assets	4.42	3,620,095	50,159	5.51	3,076,630	49,965	6.44
Non-interest-earning assets:
Cash and cash equivalents		85,198			73,952
Other non-earning assets		353,879			263,598
Total assets		$4,059,172			$3,414,180

Interest-bearing liabilities:
Interest-bearing demand and savings	0.35	$1,541,897	1,725	0.45	$1,000,382	1,864	0.74
Time deposits	1.04	1,394,932	3,367	0.96	1,205,885	4,256	1.40
Total deposits	0.67	2,936,829	5,092	0.69	2,206,267	6,120	1.10
Short-term borrowings and repurchase agreements	0.99	253,367	634	1.00	301,185	746	0.98
Subordinated debentures issued to capital trust	2.01	30,929	155	1.98	30,929	140	1.79
FHLB advances	3.63	129,793	1,023	3.14	151,749	1,319	3.45

Total interest-bearing liabilities	0.82	3,350,918	6,904	0.82	2,690,130	8,325	1.22
Non-interest-bearing liabilities:
Demand deposits		344,952			390,192
Other liabilities		3,633			12,664
Total liabilities		3,699,503			3,092,986
Stockholders’ equity		359,669			321,194
Total liabilities and stockholders’ equity		$4,059,172			$3,414,180

Net interest income:
Interest rate spread	3.60%		$43,255	4.69%		$41,640	5.22%
Net interest margin*				4.75%			5.37%
Average interest-earning assets to average interest-bearing liabilities		108.0%			114.4%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2012.

	September 30, 2012(1)	Nine months Ended September 30, 2012			Nine months Ended September 30, 2011
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.11%	$448,813	$22,316	6.64%	$308,292	$17,560	7.62%
Other residential	4.98	311,466	13,609	5.84	249,112	11,340	6.09
Commercial real estate	5.32	782,085	40,661	6.94	669,835	41,291	8.24
Construction	5.15	225,785	15,150	8.96	263,700	25,676	13.02
Commercial business	5.38	225,263	15,550	9.22	183,295	16,176	11.80
Other loans	6.37	251,010	14,700	7.82	209,146	12,483	7.98
Industrial revenue bonds	5.88	58,811	2,586	5.87	70,320	3,087	5.87

Total loans receivable	5.56	2,303,233	124,572	7.22	1,953,700	127,613	8.73

Investment securities	3.02	860,701	17,923	2.78	835,251	20,117	3.22
Other interest-earning assets	0.14	435,987	563	0.17	324,037	419	0.17

Total interest-earning assets	4.42	3,599,921	143,058	5.31	3,112,988	148,149	6.36
Non-interest-earning assets:
Cash and cash equivalents		81,044			74,081
Other non-earning assets		330,784			260,887
Total assets		$4,011,749			$3,447,956

Interest-bearing liabilities:
Interest-bearing demand and savings	0.35	$1,430,777	5,803	0.54	$1,067,565	5,990	0.75
Time deposits	1.04	1,390,183	10,860	1.04	1,257,592	14,277	1.52
Total deposits	0.67	2,820,960	16,663	0.79	2,325,157	20,267	1.17
Short-term borrowings and repurchase agreements	0.99	265,123	1,993	1.00	305,289	2,249	0.98
Subordinated debentures issued to capital trust	2.01	30,929	468	2.02	30,929	420	1.82
FHLB advances	3.63	151,782	3,430	3.02	152,284	3,920	3.44

Total interest-bearing liabilities	0.82	3,268,794	22,554	0.92	2,813,659	26,856	1.27
Non-interest-bearing liabilities:
Demand deposits		391,594			302,975
Other liabilities		4,557			14,268
Total liabilities		3,664,945			3,130,902
Stockholders’ equity		346,804			317,054
Total liabilities and stockholders’ equity		$4,011,749			$3,447,956

Net interest income:
Interest rate spread	3.60%		$120,504	4.39%		$121,293	5.09%
Net interest margin*				4.47%			5.21%
Average interest-earning assets to average interest-bearing liabilities		110.1%			110.6%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2012.